Term sheet no. 1 to

Prospectus supplement dated October 5, 2006

Prospectus supplement dated May 30, 2006

Prospectus dated May 30, 2006

Registration Statement no. 333-134553

Dated December 21, 2007

Rule 433

Synthetic Convertible Notes

Indicative Terms and Conditions as of December 21, 2007

Synthetic Convertible Securities

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006, the synthetic convertible prospectus supplement dated October 5, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

General Issue Terms

	Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)*

	Issue Type:	Registered medium term notes (equity-linked)

	Securities Offered:	Synthetic Convertible Notes (the “Notes”) with payment at maturity linked to the performance of the Reference Equity

	Currency of the Note:	US Dollar (“USD”)

	Currency of the Reference Equity:	Swiss Franc (“CHF”)

	Applicable FX Rate:	With respect to any trading day, the exchange rate between CHF and the USD (USDCHF) as of 4:30pm London Time on such trading day, and as displayed on Bloomberg Financial Markets page “USDCHF Curncy <GO>”, expressed as the number of CHF per one USD.

	Maturity:	December 31, 2012 (5 years after the Settlement Date)

	Issue Amount:	$1,000 per Notes, and in the aggregate, $50,000,000

	Purchased Amount:	50,000 Notes; i.e. note buyer is purchasing $50,000,000 of the aggregate Issue Amount

	Denominations:	$1,000 and integral multiples thereof

	Issue Price:	100% ($1,000 per Note)

Dates

	Trade Date:	December 21, 2007

	Settlement Date/Issue Date:	December 31, 2007 (5 business days after the Trade Date)

	Stated Maturity Date:	December 31, 2012 (5 years after the Settlement Date)

Valuation Date:

The third business day prior to the Stated Maturity Date or, in the case of the exercise of the Issuer’s Redemption Option, the date that notice of redemption is given or, in the case of the exercise of the Buyer’s Repurchase Option, the date that is a number of business days equal to the Determination Period

This term sheet is indicative only and is subject to change without notice. No assurance is given that any transaction on the terms indicated herein can or will be arranged or agreed. This term sheet does not constitute an offer or an agreement, or a solicitation of an offer or an agreement, to enter into any transaction. This term sheet must be read in conjunction with the documentation cited in the preamble above. Lehman Brothers Inc., and/or its affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options, futures, or other derivatives based thereon. In addition, Lehman Brothers Inc., its affiliated companies, shareholders, directors, officers and/or employees, may from time to time have long or short positions in such securities or in options, futures, or other derivative instrument based thereon. 2007 Lehman Brothers Inc. All rights reserved. Member SIPC.

*Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

specified in the relevant pricing supplement before the Repurchase Date, in each case subject to postponement if a market disruption event occurs.

	Determination Period:	Three business days

Synthetic
Convertible	Interest
Securities	Interest Rate:	2.00%, calculated on a 30/360 day basis

	Interest Payment Dates:	Semi-annually, on the last calendar day of each June and December, beginning on June 30, 2008 and ending on the Stated Maturity Date.

	Interest Record Date:	15 calendar days prior to each Interest Payment Date

Calculation of Payment at Maturity

	Reference Equity:	The common stock of Nestle SA-Reg (“NESN VX”)

	Conversion Premium:	17.50%

	Initial FX Rate:	1.1544 CHF per one USD

	Final FX Rate:	The Applicable FX Rate on the Valuation Date

	Threshold Value:	CHF 610.8825 (117.50% of the Initial Execution Price)

	Initial Execution Price:	CHF 519.90 per share of the Reference Equity

	Conversion Ratio:	1.8897 ($1,000 divided by the Threshold Value and multiplied by the Initial FX Rate)

	Payment at Maturity:	For each Note, the greater of the following amounts, which will be paid in cash:

(i) $1,000, plus accrued but unpaid interest; and

(ii) The Alternative Redemption Amount, plus accrued but unpaid interest

Alternative Redemption
	Amount:	The Alternative Redemption Amount per $1,000 Note will be equal to the Conversion Ratio multiplied by a ratio determined by dividing (a) the Settlement Value on the Valuation Date by (b) the Final FX Rate.

Redemption Details

	Redemption Option:	On or after the Earliest Redemption Date, Issuer may redeem, on not less than 30 days’ (or such other period specified in the relevant pricing supplement) prior written notice, each $1,000 Note at a price equal to the amount that would be payable to the Buyer at maturity, but with the Settlement Value based on the closing price of the Reference Equity, on the date notice of redemption is given, plus any accrued but unpaid interest.

	Earliest Redemption Date:	December 21, 2009

Repurchase Rights
Synthetic Convertible Securities	Repurchase Option:

On any business day during the Repurchase Period, the Buyer has the right to irrevocably tender each $1,000 Note in exchange for a cash amount in USD equal to the quotient of (i) the price of 1.8897 shares of the Reference Equity in CHF on the Repurchase Date and (ii) the Applicable FX Rate on the Repurchase Date. To exercise the Repurchase Option, the Buyer must complete a “Notice of Exchange” and deliver it to the Issuer. If the Buyer exercises its Repurchase Option, the Issuer will deliver to the Buyer a cash amount in USD equal to the quotient of (i) the price of 1.8897 shares of the Reference Equity in CHF on the Repurchase Date and (ii) the Applicable FX Rate on the Repurchase Date (which may have a market value greater or less than $1,000 per $1,000 Note), plus any accrued but unpaid interest.

	Repurchase Period:	Trade Date to and including the eighth business day prior to the Stated Maturity Date

	Repurchase Notice Period:	8 business days

	Repurchase Date:	The eighth business day following the business day when the “Notice of Exchange” is delivered to the Issuer.

Settlement Details

	Settlement Type:	Cash on the Stated Maturity Date

Cash if either the Repurchase Option or Redemption Option are exercised.

	Settlement Value:	Closing level of the Reference Equity on the Valuation Date multiplied by the Multiplier

	Base Dividend:	CHF 10.40, which is the most recent annual dividend paid by the Reference Equity

	Multiplier:	The Multiplier is initially 1.00. The Multiplier is subject to adjustment under various circumstances, but NOT including if the Reference Equity pays a dividend different from the Base Dividend. Please refer to the prospectus supplement for further details.

Other Information

	Listing:	The Notes will not be listed

	Quotation Exchange:	For the Notes: None

For the Reference Equity: Virt-x, Switzerland

	TRACE Eligibility:	Yes

	Business Days:	New York

	Calculation Agent:	Lehman Brothers Inc.

	Trustee:	Citibank N.A.

Synthetic Convertible Securities	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the Notes upon the occurrence of a market disruption event or an adjustment event in relation to the Reference Equity shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the Notes. All purchases of Notes are deemed to be subject to the terms thereof.
	CUSIP Number:	5249085D8
	ISIN Number:	US5249085D82
	Clearing:	DTC